UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 6, 2009

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

See Item 2.03 for a discussion of a loan agreement between a subsidiary of LSB Industries, Inc., and Intrust Bank, N.A.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 6, 2009, Prime Financial Corporation (“Prime”), a consolidated subsidiary of LSB Industries, Inc. (the “Company”), borrowed $6 million from Intrust Bank, N.A. (“Intrust”), pursuant to the terms of a Business Loan Agreement between Prime and Intrust (“Loan Agreement”).

Under the terms of the Loan Agreement, the loan is payable in 60 monthly payments of principal and interest of $114,866.20 each, with the first payment due on July 13, 2009, and each month thereafter, with the final payment due on June 13, 2014.  The rate of interest on the unpaid principal balance of the loan will be 5.5% per annum.  If any event of default, as defined in the Loan Agreement, shall occur, Intrust may, at its option, declare the unpaid balance of the loan due and payable.  The loan is secured by certain equipment owned by Prime and leased by Prime to other subsidiaries of the Company.  The Company has guaranteed the payment obligations of Prime under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2009

LSB INDUSTRIES, INC.

By: /s/Tony M. Shelby
Name:  Tony M. Shelby
Title:    Executive Vice President of Finance,
Chief Financial Officer